UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACCELERANT HOLDINGS

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Accelerant Holdings

Unit 106, Windward 3

Regatta Office Park

West Bay Road, Grand Cayman

KY1-1108

March 27, 2026

Dear Shareholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2026 Annual General Meeting of Shareholders of Accelerant Holdings, to be held on Tuesday, May 12, 2026 at 10:00 a.m. local time (British Summer Time) as a hybrid meeting, to be conducted both in person at the London Marriott Grosvenor Square, Grosvenor Sq, London W1K 6JP, United Kingdom and via webcast. Shareholders may attend, participate in, and vote at the Annual General Meeting through either format; however, all shareholders must pre-register in advance at https://web.viewproxy.com/arx/2026, and only shareholders of record as of the record date, or their duly authorized proxy holders, who have completed such pre-registration will be entitled to participate and vote at the Annual General Meeting. We look forward to your attendance.

The accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be acted upon by our shareholders, including the election of the three Class I directors named in this Proxy Statement; the ratification of the appointment of our independent registered public accounting firm; and to transact such other business as may properly come before the Annual General Meeting of Shareholders or any adjournments or postponements thereof.

Every shareholder’s vote is important and assists us in establishing the necessary quorum to conduct business at the Annual General Meeting of Shareholders. Regardless of the number of common shares you own, it is very important that your shares be represented at the Annual General Meeting of Shareholders. Accordingly, whether or not you intend to be present at the Annual General Meeting of Shareholders, we appreciate your prompt attention in voting and submitting your proxy. You may do this by completing, signing and dating the accompanying proxy card and returning it in the accompanying self-addressed, postage-paid return envelope. You also may authorize a proxy via the Internet at www.AALvote.com/ARX. Please follow the directions provided in the proxy statement. This will not prevent you from attending and voting in person at the Annual General Meeting of Shareholders, but will assure that your vote will be counted if you are unable to attend the Annual General Meeting of Shareholders.

Thank you for your investment in, and continued support of, Accelerant.

Sincerely,

Jeff Radke
Co-Founder, Chief Executive Officer and Director

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual General Meeting of Shareholders of Accelerant Holdings, a Cayman Islands company, will be held on Tuesday, May 12, 2026, at 10:00 a.m. local time (British Summer Time) as a hybrid meeting, to be conducted both in person at the London Marriott Grosvenor Square, Grosvenor Sq, London W1K 6JP, United Kingdom and via webcast. Shareholders may attend, participate in, and vote at the Annual General Meeting through either format; however, all shareholders must pre-register in advance at https://web.viewproxy.com/arx/2026. Upon registration, shareholders will receive instructions for accessing the virtual meeting platform. Only shareholders of record as of the applicable record date, or their duly authorized proxy holders, who have completed such pre-registration will be entitled to participate in and vote at the meeting. The meeting is being held for the following purposes, which are more completely set forth in the accompanying Proxy Statement.

1.	to consider and vote upon the election of the three Class I directors named in the Proxy Statement, each to hold office for a three-year term expiring at the 2029 Annual General Meeting of Shareholders;

2.	to consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026; and

3.	to transact such other business as may properly come before the Annual General Meeting of Shareholders or any adjournments or postponements thereof.

These proposals are discussed in the following pages, which are made part of this notice. Our shareholders of record at the close of business on March 13, 2026 (the “Record Date”) are entitled to vote at the Annual General Meeting of Shareholders. We reserve the right, in our sole discretion, to adjourn or postpone the Annual General Meeting of Shareholders to provide more time to solicit proxies for the Annual General Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on May 12, 2026.

The proxy statement and annual report to shareholders are available at https://web.viewproxy.com/arx/2026.

Please sign and date the accompanying proxy card and return it promptly in the accompanying self-addressed, postage-paid return envelope whether or not you plan to attend. You also may authorize a proxy electronically via the Internet at www.AALvote.com/ARX. Instructions are included with the proxy card. If you attend the Annual General Meeting of Shareholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors,

Nancy Hasley
Group General Counsel

March 27, 2026

i

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Accelerant Holdings (the “Company” or “Accelerant”), for use in voting at the 2026 Annual General Meeting of Shareholders, to be held on Tuesday, May 12, 2026 at 10:00 a.m. local time (British Summer Time), at the London Marriott Grosvenor Square, Grosvenor Sq, London W1K 6JP, United Kingdom, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being distributed to shareholders entitled to vote as of the Record Date.

Accelerant is currently an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Because Accelerant is an emerging growth company, it is not required to include a Compensation Discussion and Analysis section in this proxy statement and has elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, Accelerant is not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.

About the Meeting

What is the purpose of the Annual General Meeting of Shareholders?

At the Annual General Meeting of Shareholders, shareholders will be asked to: (i) consider and vote upon the election of three Class I directors, each to hold office for a three-year term expiring at the 2029 Annual General Meeting of Shareholders and until his or her successor is duly elected and qualifies; (ii) consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”), as our independent registered public accounting firm, for the year ending December 31, 2026; and (iii) transact such other business as may properly come before the Annual General Meeting of Shareholders or any adjournment or postponement thereof.

Management will also respond to questions from shareholders. In addition, representatives of PwC, our independent registered public accounting firm, are expected to be present at the Annual General Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our shareholders.

What is our Board of Directors’ voting recommendation?

Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our Board of Directors (the “Board”). Our Board unanimously recommends that you vote your shares: (i) “FOR” each of the three Class I director nominees; and (ii) “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2026. No director has informed us that he or she intends to oppose any action intended to be taken by us.

What happens if additional proposals are presented at the Annual General Meeting of Shareholders?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual General Meeting of Shareholders. If other matters are presented and you are authorizing a proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the Annual General Meeting of Shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of the Annual General Meeting of Shareholders and to vote the common shares that they hold on that date at the Annual General Meeting of Shareholders or any adjournments or postponements thereof. As of the Record Date, there were 222,160,004 of our common shares issued and outstanding, composed of 116,757,858 Class A common shares, $0.0000011951862 par value per share, and 105,402,146 Class B common shares, $0.0000011951862 par value per share. Holders of the Company’s Class A common shares are entitled to one vote for each share held as of the Record Date. Holders of the Company’s Class B common shares are entitled to ten votes for each share held as of the Record Date.

What constitutes a quorum?

If holders of a simple majority of our common shares issued and outstanding on the Record Date are present at the Annual General Meeting of Shareholders, either in person or by proxy, we will have a quorum at the Annual General Meeting of Shareholders, permitting the conduct of business at the Annual General Meeting of Shareholders. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote my shares at the Annual General Meeting of Shareholders?

Authorizing a Proxy by Mail — Shareholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed, postage-paid return envelope. Completed proxy cards must be received by May 11, 2026.

Authorizing a Proxy by Internet — Shareholders may authorize a proxy electronically using the Internet at www.AALvote.com/ARX until 11:59 p.m. Eastern Time on May 11, 2026.

Can I revoke my proxy after I return my proxy card or after I authorize a proxy using the Internet?

If you are a shareholder of record as of March 13, 2026, you may revoke your proxy at any time before the proxy is exercised at the Annual General Meeting of Shareholders by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the Annual General Meeting of Shareholders and voting in person (although attendance at the Annual General Meeting of Shareholders will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted through the Internet, you may simply authorize a proxy again at a later date using the same procedure set forth above, but before the deadline for Internet proxy authorization, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If you hold our common shares in “street name,” you will need to contact the institution that holds your common shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the Annual General Meeting of Shareholders?

●	In the election of directors, the appointment of the three Class I director nominees requires an ordinary resolution, meaning a resolution passed by a simple majority of the members who, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Annual General Meeting. There is no cumulative voting in the election of directors and broker non-votes will not be counted as votes cast.

●	To ratify the appointment of PwC, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal.

Abstentions and withheld votes will have no impact on any of the above proposals. Broker non-votes are not expected with respect to the proposal to ratify the appointment of PwC, which is considered a “routine proposal” under New York Stock Exchange (the “NYSE”) rules, and will have no impact on any of the other proposals.

Who will bear the costs of soliciting proxies for the Annual General Meeting of Shareholders?

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this proxy statement and the materials used in the solicitation of proxies, as available, will be borne by us. In addition to the distribution of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We do not anticipate paying any compensation to any other party for the solicitation of proxies but may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our shareholders. Although we may retain the services of a proxy solicitation firm if, in our Board’s view, it is deemed necessary or advisable, we do not currently expect to retain such a firm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Background

Our Board currently consists of eight directors divided into three classes designated as Class I, Class II and Class III, with staggered, three-year terms. Each of our directors will continue to serve as a director until the expiration of their term, the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. This year, the term of the Class I directors is expiring.

Our Board has nominated Karen Meriwether, Simon Wainwright and David Talach to serve as Class I directors for a three-year term, until the 2029 Annual General Meeting of Shareholders. Class II directors will stand for re-election at the 2027 Annual General Meeting of Shareholders and Class III directors will stand for re-election at the 2028 Annual General Meeting of Shareholders. Kunal Arora, a Class I director, will cease to serve as a member of the Board upon the expiration of his term at the Annual General Meeting of Shareholders. Additionally, Jeff Radke, a Class III director, has been reclassified to Class II to meet New York Stock Exchange requirements to have classes be of approximately equal size. Assuming all nominees are elected, following the Annual General Meeting of Shareholders there will be three Class I directors, three Class II directors and three Class III directors.

If a nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election and our Board designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our nominees have consented to being named in this proxy statement and have agreed to serve if elected or reelected (as applicable), and our Board has no reason to believe that the nominees will be unable to serve. We are not aware of any family relationship among any of the nominees to become directors, the executive officers or other key officers of Accelerant. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees agreed to serve as our directors if elected.

Our directors and nominees as of the date hereof are as follows:

Name	Class	Age	Director Since	Current Term Expires	Board Committee(s)
Karen Meriwether*	I	73	2025	2026	Audit (Chair)
Simon Wainwright*	I	62	Nominee	N/A
David Talach*	I	47	Nominee	N/A
Kunal Arora*	I	33	2025	2026	Audit, Compensation, Nominating and Corporate Governance
Keoni Schwartz	II	46	2021	2027	Compensation
Nancy Hasley	II	72	2021	2027	Nominating and Corporate Governance
Jeff Radke	II	57	2021	2027	Compensation
Samuel Gaynor	III	40	2021	2028	Compensation (Chair), Nominating and Corporate Governance
Paul Little*	III	66	2022	2028	Compensation, Nominating and Corporate Governance (Chair)
Christopher Lee-Smith	III	58	2021	2028	—

* Independent Director

Information about the Director Nominees

Karen Meriwether has served as a director since January 2025 and was previously the non-director Chair of our Audit Committee from May 2023 until January 2025. Previously, Ms. Meriwether served as Executive Vice President and Chief Financial Officer at Southwest Business Corporation (“SWBC”), a role she had from March 2017 through September 2022. During this time, Ms. Meriwether also served on the audit committees of SWBC and SWBC Life Insurance Company. We believe Ms. Meriwether is qualified to serve on our Board due to her experience in the financial services and insurance industries and her status as an audit committee financial expert.

Simon Wainwright, currently serves as Executive Vice President, Advisor to the CEO, and is a member of the Executive Committee of Reinsurance Group of America, Incorporated (NYSE: RGA). He joined RGA as Managing Director U.K. and Ireland in 2012, and was promoted to Executive Vice President, Head of EMEA in 2019. Mr. Wainwright joined RGA from HSBC Holdings PLC (NYSE: HSBC), having held a number of roles over 15 years including CEO Insurance, CEO HSBC Bank Ireland and COO Commercial and Corporate Banking. Mr. Wainwright previously held senior insurance and banking roles at Lloyds Banking Group and Nationwide. Mr. Wainwright is a Fellow of the Institute of Bankers and Institute of Directors. He holds a Bachelor of Science in banking practice and management from the Institute of Financial Services, School of Finance, a Management Science degree from Oxford Business School and an MBA from Henley Business School. We believe Mr. Wainwright is qualified to serve on our Board due to his experience in the insurance industry, his knowledge of the regulatory environment in the United Kingdom and European Union, and his experienced leadership at a U.S.-based public company.

David Talach, served as Senior Vice President, QuickBooks Platform at Intuit Inc. (Nasdaq: INTU) from 2023 to 2025, where he led the transformation of QuickBooks into an AI-powered business platform. In this role, he drove Intuit's AI strategy for the platform, overseeing core accounting, product design, live expert services, and platform-wide shared capabilities. Prior to Intuit, Mr. Talach held a series of senior leadership roles at Block, Inc. (formerly Square, Inc., NYSE: XYZ) from 2016 to 2023, ultimately serving as General Manager and Head of Financial Services. In this role, he built and operated the business unit encompassing money movement, risk infrastructure, industry relations, and Square Banking, serving millions of merchants across the U.S. and internationally. Earlier in his career, Mr. Talach held senior product and business development roles at Capital One Financial Corporation (NYSE: COF), PayPal Holdings, Inc. (Nasdaq: PYPL), and VeriFone, Inc. (formerly NYSE: PAY). Mr. Talach holds a Bachelor of Science in Science and Business from the University of Waterloo. He brings extensive experience operating complex, regulated financial services platforms at scale, including serving as a licensed regulatory CEO for certain Intuit financial services subsidiaries and overseeing international regulatory structures, including local regulatory CEOs, at Block, Inc. The Board believes that Mr. Talach's experience architecting and scaling AI-powered technology platforms, driving data-led transformation at large public companies, and building and operating complex technology systems in highly regulated environments qualifies him to serve as a director of Accelerant.

Messrs. Talach and Wainwright are being nominated to the Board as Class I Directors. Potential candidates were solicited from members of the Board, the Company’s executives, individuals personally known to the members of our Board, shareholder nominations and a third-party search firm. The Board interviewed several solicited candidates who were evaluated based on the established criteria for persons to be nominated, as described above. The Board believes that Messrs. Talach and Wainwright meet the established criteria and are both well qualified for election to fill the open Board positions. Messrs. Talach and Wainwright are new nominees for election to the Board this year. Their nominations were recommended by the Nominating and Corporate Governance Committee and approved by the Board.

Resolutions to be voted on

It is resolved, as an ordinary resolution, that Karen Meriwether be appointed as a Class I director of the Company to serve for a three-year term in accordance with the Amended and Restated Memorandum and Articles of Association of the Company.

It is resolved, as an ordinary resolution, that Simon Wainwright be appointed as a Class I director of the Company to serve for a three-year term in accordance with the Amended and Restated Memorandum and Articles of Association of the Company.

It is resolved, as an ordinary resolution, that David Talach be appointed as a Class I director of the Company to serve for a three-year term in accordance with the Amended and Restated Memorandum and Articles of Association of the Company.

Vote Required

The three director nominees shall be elected by a majority of the votes cast at a meeting at which a quorum is present. For purposes of the election of directors, abstentions, withhold votes, and broker non-votes will count toward the presence of a quorum but will not be considered votes cast and will have no effect on the outcome of the election. A properly executed proxy card or voting instruction submitted via the Internet indicating “FOR” a nominee will be counted as a vote in favor of that nominee. A properly executed proxy card or voting instruction indicating “WITHHOLD” will be counted as a vote against the election of that nominee.

Our Board recommends a vote FOR the election of each of Ms. Meriwether, Mr. Wainwright and Mr. Talach as directors.

DIRECTORS

Information regarding the incumbent directors not up for nomination is set forth below.

Jeff Radke has served as our Chief Executive Officer, a director and our Co-Founder since October 2021. Additionally, Mr. Radke has served as the President of Accelerant US Holdings, LLC since July 2020, and as the President of Accelerant US Services Company Holdings, LLC, Accelerant US Services Company, LLC, and Accelerant US Distribution Holdings, LLC since September 2020 and has been an employee of Mission Underwriting Services, LLC since April 2021. From July 2019 to December 2021, he was involved with Accelerant Services (Malta) Limited and from May 2022 to November 2022, worked at Accelerant Re Cayman. Prior to founding our Company, Mr. Radke served as the Head of Strategic Initiatives at Indica Limited and Argo Group from August 2016 to March 2018. Additionally, he has served as a director of Indica Limited since January 2006. We believe Mr. Radke is qualified to serve on our Board due to his experience in the insurance industry.

Christopher Lee-Smith is our Global Head of Distribution and has served as a director and our Co-Founder since October 2021. Mr. Lee-Smith held the role of Group Head of Distribution at our parent entity from 2018 to 2021. Before Accelerant, Mr. Lee-Smith served as the Global Head of Alternative Distribution of Argo Group from 2017 to July 2018. We believe Mr. Lee-Smith is qualified to serve on our Board due to his experience in the insurance industry.

Nancy Hasley serves as our Group General Counsel, a role she assumed for the Accelerant group of companies in October 2019, and as a member of the Board since October 2021. Ms. Hasley will be stepping down from her executive role effective March 31, 2026. Prior to joining our Company, Ms. Hasley was a Partner at Sidley Austin LLP from 2002 to 2018, first in the New York office and subsequently in the London office of the firm where she advised on transactions, including mergers and acquisitions and capital raising, in the insurance and reinsurance industries. We believe Ms. Hasley is qualified to serve on our Board due to her extensive legal experience in the insurance industry.

Paul Little has served as a director since August 2022. Mr. Little is currently the Chief Operating Officer and serves as a director at Protecdiv, Inc., positions he has held since January 2019. Prior to joining Protecdiv, Inc., Mr. Little was the Founder and President of Maxfield Holdings Inc., a consulting firm specializing in risk management, from January 2016 through December 2018. We believe Mr. Little is qualified to serve on our Board due to his experience in the insurance and reinsurance brokerage industries, advising on risk management practices and his status as an audit committee financial expert.

Keoni Schwartz has served as a director since October 2021 and as a member of our Compensation Committee since May 2023. Mr. Schwartz currently serves as Co-Founder and Managing Partner of Altamont Capital, where he has worked since helping to launch the firm in May 2010. In addition, Mr. Schwartz currently serves as a director for a number of companies, including the following companies in the insurance sector: ACP Insurance Finance, Inc., Kuvare, Fleming Holdings, LLC and Hadron Holdings GP. We believe Mr. Schwartz is qualified to serve on our Board due to his experience on the boards of other insurance portfolio companies and his experience in the private equity industry.

Samuel Gaynor has served as a director since October 2021 and as a member of our Compensation Committee since May 2023. Mr. Gaynor currently serves as Managing Director of Altamont Capital, where he has worked since January 2011. In addition, Mr. Gaynor currently serves as a director for a number of companies, including the following companies in the insurance sector: ACP Insurance Finance, Inc., Fleming Holdings, LLC and Hadron Holdings GP. We believe Mr. Gaynor is qualified to serve on our Board of Directors due to his experience on the boards of reinsurance and capital solutions providers and his experience in the private equity industry.

Kunal Arora will cease to serve as a member of the Board upon the expiration of his term at the Annual General Meeting of Shareholders. He has served as a director since July 2025. Mr. Arora currently serves as a Managing Director of Eldridge Industries, LLC, where he has worked since January 2016. Additionally, Mr. Arora currently serves as a director of Cutover, DPL Financial Partners, LLC, Koho Financial Inc., SamCart, Inc., Seek Data Holdings, LLC and Velocity Global Holdings, LLC. Accelerant thanks Mr. Arora for his service.

Former Directors

Information about certain recent former directors of Accelerant is set forth below.

Wendy Harrington served as a director of Accelerant from October 2021 until her passing in September of 2025. Ms. Harrington served Accelerant with dedication and passion and she is missed by all. She had a remarkable career including as Chief Marketing Officer of CoreViva, Inc., Executive Vice President at the Teachers Insurance and Annuity Association of America where she held the positions of Chief Information Officer, Chief Data and AI Officer, and Head of Nuveen Labs. She also served as a director for TIAA Kaspick, LLC, and TIAA Trust, N.A. Prior to that, Ms. Harrington served in a variety of leadership roles including Chief Marketing Officer for Franklin Templeton Investments, Chief Operating Officer for Fiduciary Trust, and Associate Principal for McKinsey & Company as well as a director for several private companies.

Michael Searles resigned from his position as a director on March 13, 2026, effective on that day. He had served as a director and as a member of our Audit and Compensation Committees since June 2023. Mr. Searles currently serves as a Managing Director of Barings LLC, a role he has held since April 2018. Prior to joining Barings, Mr. Searles served as Principal of Octagon Credit Investors LLC, an asset management firm. Accelerant thanks Mr. Searles for his service.

DIRECTOR COMPENSATION

Director Compensation

Our director compensation program is determined by the Board from time to time upon the recommendation of the Compensation Committee of the Board.

During 2025, our non-employee and non-affiliated directors received cash compensation for their service on our Board pursuant to engagement agreements we entered into with such directors as further described below. In connection with our initial public offering which was completed on July 25, 2025 (“IPO”), Ms. Harrington, Mr. Little and Ms. Meriwether each received restricted share units (“RSUs”) with respect to 9,210 Class A common shares. In addition, Ms. Harrington received options to purchase 209,515 Class A common shares, with an exercise price equal to our initial public offering price. The IPO equity awards were scheduled to vest with respect to 25% of the Class A common shares subject to the awards on the one-year anniversary of the grant date and the remaining shares vesting in 6.25% quarterly installments through the four-year anniversary of the grant date, subject to 12-month vesting credit for a termination due to death or disability.

The Company entered into a board engagement agreement with each of Ms. Harrington (July 2021), Mr. Little (August 2022), and Ms. Meriwether (May 2023) (the “Engagement Agreements”). The Engagement Agreements set forth the terms and conditions of each director’s appointment as a member of the Board and provided an aggregate cash fee per year for service on the Board of Directors, including service on various committees of the Board of Directors ($100,000 in the case of both Ms. Harrington and Mr. Little and $118,000 in the case of Ms. Meriwether in recognition of her additional service as chair of the Audit Committee of the Board of Directors).

Accelerant’s directors who are also employees of Accelerant or affiliated with Altamont Capital, Barings or Eldridge, do not receive additional compensation for their service as directors. Accelerant believes that compensation for non-employee directors should be competitive and should encourage increased ownership of Accelerant’s shares through the payment of a portion of director compensation in Accelerant’s shares or other similar share-based compensation.

Director Share Ownership

The Board believes that non-employee directors should hold a meaningful equity stake in the Company to align their interests with those of shareholders. Director compensation is structured to encourage ownership, with a portion of compensation payable in Company shares or similar equity-based awards. Non-employee directors are expected to build and maintain an ownership position over time.

Director Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to each person who served as a non-employee director during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, Jeff Radke, our Chief Executive Officer, Christopher Lee-Smith, our Head of Distribution and Nancy Hasley, our Group General Counsel, all served as members of our Board as well as employees. Messrs. Radke and Lee-Smith and Ms. Hasley did not receive any additional compensation for their services as members of our Board and therefore are not included in the table below. The total compensation earned by or paid to Messrs. Radke and Lee-Smith is presented in the “2025 Summary Compensation Table” in the section titled “Executive Compensation.” Ms. Hasley was an executive officer, but not a named executive officer, during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Kunal Arora	—	—	—	—	—
Samuel Gaynor(4)	—	—	—	—	—
Wendy Harrington(5)	100,000	193,410	2,466,901	—	2,760,311
Paul Little	100,000	193,410	—	—	293,410
Karen Meriwether	118,000	193,410	—	—	311,410
Keoni Schwartz(4)	—	—	—	—	—
Michael Searles	—	—	—	—	—

(1)            Amounts reported in this column represent cash fees received by each individual who served as a non-employee director during 2025.

(2)            Amounts reported in this column represent the grant date fair value of RSU awards granted to each of Ms.  Harrington, Mr. Little and Ms. Meriwether in connection with our IPO, as determined in accordance with Financial Accounting Standards Board ASC, Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, based on our initial public offering price for our shares. None of our other non-employee directors received share awards during 2025. As of December 31, 2025, Mr. Little and Ms. Meriwether each held 9,210 RSUs and Ms. Harrington's estate held 2,302 RSUs.

(3)            The amount reported in this column includes the grant date fair value of a share option granted to Ms. Harrington in connection with our IPO, as determined in accordance with FASB ASC Topic 718. See Note 21 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2025, Ms. Harrington's estate held a share option related to 52,379 shares. While the grant date fair value of the share option award granted to Ms. Harrington in connection with our IPO exceeded the director compensation limit in the Accelerant Share Incentive Plan, Ms. Harrington forfeited 75% of the shares subject to the share option award as of the date of her death in September 2025. Under the SEC disclosure rules, the full grant date fair value is required to be included in the 2025 Director Compensation Table notwithstanding the forfeiture of 75% of the shares subject to the share option award prior to December 31, 2025. The IPO grant was a one-time event and the Company has instituted further internal procedures with respect to its non-employee director compensation program to monitor grant levels as compared to the director limit set forth in the Accelerant Share Incentive Plan. Also included in this amount is $493,380, representing the incremental fair value associated with the extension of the post-termination exercise period associated with her option, as discussed in footnote 5 below. This incremental fair value is calculated in accordance with the SEC disclosure rules and does not represent a grant of new share options to Ms. Harrington.

(4)            Messrs. Gaynor and Schwartz are not independent directors.

(5)            Ms. Harrington served on the Board of Directors in 2025 through her death in September 2025. In accordance with the terms of the award agreements, 25% of Ms. Harrington's RSU award and 25% of her share option award accelerated upon her death and the remaining portion of the awards was forfeited. Following Ms. Harrington's death, the Board approved the extension of the exercise period to July 2035 on the accelerated portion of her share option award. The accelerated portion of Ms. Harrington's awards was transferred to Ms. Harrington's estate.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common shares are listed on the NYSE. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director does not have a material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) that, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has affirmatively determined that each of Messrs. Little, Arora, and Ms. Meriwether, as well as the two Board nominees, Messrs. Wainwright and Talach are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director and non-employee director nominee has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and non-employee director nominee, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Controlled Company Status

We are a “controlled company” under the rules of the NYSE because more than 50% of the combined voting power of our common shares are held by investment funds affiliated with Altamont Capital. We currently rely upon the “controlled company” exception relating to the Board and committee independence requirements under the listing rules of the NYSE. Pursuant to this exception, we are exempt from the rules that would otherwise require that our Board consists of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee. Each member of our Audit Committee is independent.

Director Attendance at Meetings of the Board of Directors

Our Board held 5 meetings during the fiscal year ended December 31, 2025. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of our Board held during the period for which he or she served as a director and of the aggregate number of meetings held by all committees of our Board on which he or she served during the periods in which he or she served.

Director Attendance at Annual General Meetings of Shareholders

Although we have no policy with regard to attendance by the members of our Board at our annual general meetings of shareholders, we invite and encourage the members of our Board to attend our annual general meetings of shareholders to foster communication between shareholders and our Board. We completed our IPO in July 2025 and therefore did not hold an annual general meeting of shareholders in 2025.

Communication with the Board of Directors

Any shareholder who desires to contact members of our Board, or a specified committee of our Board, may do so by writing to: Accelerant, Board of Directors, Unit 106, Windward 3, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1108. Communications received will be distributed by our Secretary to such member or members of our Board as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded to the Audit Committee for review.

Board Leadership Structure

Jeff Radke, our Chief Executive Officer and Co-Founder, currently serves as Chairman of our Board. Our independent directors believe this Board leadership structure is in the best interests of our shareholders as Mr. Radke is uniquely positioned to lead the Board with his exceptional depth of knowledge about our Company and the opportunities and challenges we face. Mr. Radke provides valuable industry and strategic perspective to our Board. Our Board retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all shareholders, as and when appropriate.

In addition, although we do not have a lead independent director, our Board believes that the current structure is appropriate and that, for the reasons set forth below, its existing corporate governance practices advance independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Code of Conduct and Ethics and our Corporate Governance Guidelines. Some of the relevant processes and other corporate governance practices include:

●	Each director is an equal participant in decisions made by our full Board.

●	Our independent directors meet in regularly scheduled “executive sessions” at which only non-management directors are present, at least once per year as required by the NYSE. Such executive sessions are presided by Paul Little, an independent director.

●	Strategic and risk oversight by our Board and committees of our Board.

●	The consideration of factors including diversity, age, skills, and such other factors as our Board deems appropriate given the current needs of our Board and our Company, when appointing new directors.

●	Our Amended and Restated Memorandum & Articles of Association (the “Memorandum & Articles of Association”) permit shareholders to propose and vote on amendments to the Memorandum & Articles of Association by special resolution, at an annual general meeting of shareholders or at an extraordinary general meeting of shareholders.

●	An annual Board and committee of the Board evaluation process.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of the business and affairs of our Company. Each committee’s charter, as well as our Corporate Governance Guidelines, is available on the Investor Relations—Governance—Governance Documents section of our website at www.accelerant.ai. Information on our website is not incorporated herein by reference. The current chairs and members of each committee are set forth below.

Audit Committee. We have established an audit committee which currently consists of Ms. Meriwether and Messrs. Arora and Little, all of whom are independent directors, with Ms. Meriwether serving as the chair of the Audit Committee. The Board has determined that Ms. Meriwether qualifies as an audit committee financial expert under applicable Securities and Exchange Commission, or SEC, rules. The Audit Committee held 8 meetings during the fiscal year ended December 31, 2025. Our Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the system of internal controls which management has established, and the audit and financial reporting process. Among other responsibilities, the Audit Committee has oversight and monitoring responsibilities regarding: (1) the integrity of the Company’s consolidated financial statements and financial and accounting processes; (2) compliance with the audit, accounting and internal controls requirements by Accelerant and its subsidiaries; (3) the independent auditor’s qualifications, independence and performance; (4) the performance of the internal accounting and financial controls of the Company and its subsidiaries (including monitoring and reporting by subsidiaries) and the function of the internal audit departments of Accelerant and its subsidiaries; (5) Accelerant’s legal and regulatory compliance and ethical standards; and (6) the establishment and oversight of procedures to receive, retain and treat complaints regarding accounting; internal accounting controls or auditing matters and to receive confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement. Additionally, the Audit Committee oversees the investigation and handling of any concerns or complaints that arise under our whistleblower policy, which includes a whistleblower hotline and dedicated email address to enable all interested parties, including our employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing, as well as potential violations of a law, rule, regulation, or our Code of Conduct and Ethics. The Audit Committee oversees risk management relating to cybersecurity and internal controls as well. It also reviews any cybersecurity risk exposures affecting us or any issues raised by the independent auditor or internal auditor relating to our information technology systems and reports to our Board regularly on information technology and cybersecurity matters within the scope of its charter. Pursuant to its charter, the Audit Committee will be composed solely of independent directors in accordance with the NYSE and SEC rules applicable to audit committee members.

Compensation Committee. We have established a compensation committee, which is currently composed of Messrs. Radke, Gaynor, Schwartz and Arora, with Mr. Gaynor serving as the chair of the Compensation Committee. Mr. Arora is an independent director. The Compensation Committee held 2 meetings during the fiscal year ended December 31, 2025. The primary focus of our Compensation Committee is to assist our Board in fulfilling its responsibilities with respect to officer and director compensation. Our Compensation Committee assists our Board in this regard by: (1) reviewing and approving annual corporate goals and objectives, including financial and other performance targets, relevant to chief executive officer and executive officer compensation; (2) reviewing and approving annual corporate goals and objectives, including financial and other performance targets, relevant to compensation paid to the other executive officers and key employees of the Company and its subsidiaries; (3) reviewing, approving and, when necessary, making recommendations to the Board regarding the Company’s compensation plans, including with respect to incentive compensation plans and share-based plans, policies and programs; (4) reviewing and administering the Company’s share incentive plans and any other share-based plan and any incentive-based plan of the Company and its subsidiaries, including approving grants and/or awards of restricted stock, stock options and other forms of equity-based compensation under any such plans to executive officers; (5) reviewing and approving, for the chief executive officer, when and if appropriate, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; (6) preparing the compensation committee report required to be included in an annual report or proxy statement, as required by applicable SEC and NYSE rules; (7) reviewing periodically the Company’s compensation plans, policies and programs to assess whether such policies encourage excessive or inappropriate risk-taking or earnings manipulation; (8) once the Company is no longer an emerging growth company, review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such vote; and (9) monitoring compliance with share ownership guidelines for the chief executive officer and other executive officers of the Company. Our Compensation Committee fulfills these responsibilities in accordance with its charter and current laws, rules and regulations. Our Compensation Committee is authorized to delegate responsibilities to subcommittees as appropriate to discharge its duties, including determining or recommending the amount or form of executive and director compensation, and it is also authorized to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consultant, to assist it in its evaluation of our executive compensation program.

Nominating and Corporate Governance Committee. We have established a nominating and corporate governance committee, which is currently composed of Messrs. Gaynor, Little and Arora, and Ms. Hasley with Mr. Little serving as the chair of the Nominating and Corporate Governance Committee. Messrs. Little and Arora are independent directors. The Nominating and Corporate Governance Committee held two meetings during the fiscal year ended December 31, 2025. Our Nominating and Corporate Governance Committee’s primary focus is to assist our Board in fulfilling its responsibilities with respect to director nominations, corporate governance, Board and committee evaluations and conflict resolutions. Our Nominating and Corporate Governance Committee assists our Board in this regard by: (1) identifying, evaluating and recommending individuals qualified to become members of our Board; (2) selecting, or recommending that our Board select, the director nominees to stand for election at each annual general meeting of shareholders of the Company or any subsidiary or to fill vacancies on our Board; (3) developing and recommending to our Board a set of corporate governance guidelines applicable to the Company and its subsidiaries; and (4) overseeing the annual performance evaluation of our Board and its committees and management. Our Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations.

Corporate Governance

Pursuant to our Nominating and Corporate Governance Committee’s charter, our Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, or our Corporate Governance Guidelines, which were adopted by our full Board. We also adhere to what we believe to be industry-leading policies to ensure our management and employees are acting in a manner which protects the best interest of our shareholders. This includes our Memorandum & Articles of Association, Code of Conduct and Ethics, Whistleblower Policy, Insider Trading Policy, Compensation Clawback Policy, Section 16 Policy, and Related Person Transaction Policy.

Our Nominating and Corporate Governance Committee also, from time to time, reviews our governance structures and procedures and suggests improvements thereto to our full Board. Such improvements, if adopted by the full Board, will be incorporated into our Corporate Governance Guidelines.

Periodic Evaluations

Our Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our Board, each of the other committees of our Board and management.

Conflicts of Interest

Our Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by its charter or otherwise permitted by Cayman law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our affiliates.

Director Nomination Procedures

Our Nominating and Corporate Governance Committee, among other things, assists our Board in fulfilling its responsibilities with respect to director nominations. In selecting a qualified nominee for recommendation to our Board, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: the current composition of our Board; the range of talents of a nominee that would best complement those already represented on our Board; the extent to which a nominee would diversify our Board; a nominee’s standards of integrity, commitment and independence of thought and judgment; a nominee’s ability to represent the long-term interests of our shareholders as a whole; a nominee’s relevant expertise and experience upon which to be able to offer advice and guidance to management; a nominee who is accomplished in his or her respective field, with superior credentials and recognition; and the need for specialized expertise. While we do not have term limits for our Board or a formal refreshment policy, our Nominating and Corporate Governance Committee and Board regularly evaluate potential candidates and consider the potential benefits of adding new members to the Board.

While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Our Nominating and Corporate Governance Committee annually reviews our Board’s composition by evaluating whether our Board has the right mix of skills, experience and backgrounds.

While our full Board remains responsible for selecting its own nominees and recommending them for election by our shareholders, our Board has delegated the screening process necessary to identify qualified candidates to our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our Board; it then recommends director nominees who are voted on by our full Board. In recommending director nominees to our Board, our Nominating and Corporate Governance Committee considers candidates for membership on our Board recommended by its own members, a third-party search firm, other directors and management, as well as by our shareholders, provided such shareholder nominations for our Board meet the established director criteria. Notice of proposed shareholder nominations for our Board must be delivered in accordance with the requirements set forth in our Memorandum & Articles of Association and SEC Rule 14a-8 promulgated under the Exchange Act. Nominations must include all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, including the full name of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years, as well as a representation that the nominating shareholder is a beneficial or record owner of our common shares. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: Accelerant Holdings, Unit 106, Windward 3, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1108.

In evaluating the persons nominated as potential directors, our Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Our Board, based on the recommendation of our Nominating and Corporate Governance Committee, selects the slate of directors to be nominated for election at each annual general meeting of shareholders.

Corporate Governance

We are committed to conducting business with the highest degree of ethics and integrity to protect the long-term interests of our stakeholders. We believe that our approach to corporate governance supports transparency, accountability, oversight and risk minimization across our business. We adhere to all applicable laws and regulations and maintain a Code of Conduct and Ethics, Corporate Governance Guidelines and other policies, each available on the Investor Relations section of our website at www.accelerant.ai, that reflect our values and promote a culture of integrity, while our Board provides oversight for the integration of corporate responsibility practices across the organization.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

●	we currently have a eight-member Board that currently includes three independent directors;

●	if all of the directors nominated for election at the Annual General Meeting of Shareholders are elected, we will have a ten-member Board with four independent directors;

●	our Board has not adopted a shareholder rights plan and does not intend to adopt a shareholder rights plan in the future without (1) the approval of our shareholders or (2) seeking ratification from our shareholders within 12 months of adoption of the plan if our Board determines that it is in our best interests to adopt a rights plan without the delay of seeking prior shareholder approval;

●	a provision in our Memorandum & Articles of Association that provides our shareholders with a right to amend our Memorandum & Articles of Association upon a majority vote of our shareholders;

●	the adoption of corporate governance guidelines based on NYSE standards, which, amongst other requirements, set certain minimum share ownership requirements for our directors and officers;

●	none of our directors or shareholders (or their respective designees) have the right to be nominated to our Board of Directors;

●	we have a fully independent audit committee; and

●	at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC regulations and all members of the Audit Committee are financially literate in accordance with the NYSE listing rules and requirements.

Board of Directors Role in Risk Oversight

Our Board oversees our shareholders’ and other stakeholders’ interest in the long-term success of our business strategy and our overall financial strength.

Our Board is responsible for overseeing risks associated with our business strategies and operations, including risks related to the operation and growth of our Accelerant Risk Exchange platform, the underwriting performance of business written through the Accelerant Risk Exchange and our owned insurance and reinsurance companies, and our relationships with risk capital partners and reinsurers that provide capacity to the Accelerant Risk Exchange. The Board also oversees risks related to regulatory compliance, our technology and data capabilities supporting the Accelerant Risk Exchange, and corporate governance matters, including the identification and nomination of individuals to serve on our Board.

With respect to succession planning for our Chief Executive Officer, pursuant to our Corporate Governance Guidelines, our independent directors will meet with our Chief Executive Officer at least once a year to discuss his succession planning, and the independent directors will meet in executive session for further discussion thereafter. We shall have in place at all times a confidential written procedure for the timely and efficient transfer of his responsibilities in the event of his sudden incapacitation, death or departure, including recommendations for longer-term succession arrangements.

In addition, the Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The Audit Committee meets regularly in separate executive sessions with the independent registered public accounting firm, our internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues. The Audit Committee also oversees our management of risks relating to cybersecurity and internal controls. It reviews and discusses with management any issues raised by our independent auditor or internal auditor relating to the integrity and security of our information technology systems, the effectiveness of the systems’ support of business objectives and risk management with respect to internal controls and any risks relating to the foregoing. At least annually, the Audit Committee also reviews our cybersecurity risk exposures and the steps management has taken to monitor and control such exposures. To ensure that cybersecurity is an organization-wide effort, we provide at least annual cybersecurity training for all employees with network access and maintain a cybersecurity insurance policy. For more information regarding our cybersecurity programs and governance, refer to the disclosure set forth in Item 1C, Cybersecurity in our Annual Report on Form 10-K for the year ended December 31, 2025.

The Compensation Committee oversees, among other things, the assessment and management of risks related to our incentive compensation plans and equity-based incentive plan and whether our incentive compensation arrangements encourage excessive risk taking. With the recommendation of the Compensation Committee, we approved, effective upon the listing of our common shares on the NYSE, a Compensation Clawback Policy to comply with NYSE listing standards and the SEC’s Exchange Act Rule 10-D-1. The Compensation Clawback Policy requires the repayment of incentive compensation paid or awarded to officers in certain cases if there is a financial restatement.

The Nominating and Corporate Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board's leadership structure, the identification of qualified directors and management succession. The Nominating and Corporate Governance Committee also oversees conflicts of interest and transactions between us and related parties, as well as our corporate responsibility risks and the periodic review of our corporate governance policies and guidelines.

Code of Conduct and Ethics

We have adopted our Code of Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Conduct and Ethics applies to our officers, employees, consultants and all members of our Board. Our Code of Conduct and Ethics covers topics including, but not limited to, conflicts of interest, fair dealing, confidentiality of information and compliance with laws and regulations. Our Code of Conduct and Ethics is also available in the Governance section on our website, https://investor.accelerant.ai/governance/governance-documents/default.aspx. If, in the future, we amend, modify or waive a provision in our Code of Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale and other dispositions of our shares by directors, executive officers and employees that are reasonably designed to promote compliance with applicable insider trading laws, rules and regulations. Our insider trading policy also prohibits directors, executive officers, employees and their family members from entering into hedging or monetization transactions or similar arrangements with respect to our shares, including the purchase or sale of puts or calls or the use of any other derivative instruments. A copy of our insider trading policy was filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K. We have adopted our Code of Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Conduct and Ethics applies to our officers, employees, consultants and all members of our Board.

EXECUTIVE OFFICERS

Information regarding our executive officers is set forth below. Each of our executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her appointment as an executive officer.

Jeff Radke, 57, has served as our Chief Executive Officer since our IPO in July 2025 and as a director and our Co-Founder since October 2021. Additionally, Mr. Radke has served as the President of Accelerant US Holdings, LLC since July 2020, and as the President of Accelerant US Services Company Holdings, LLC, Accelerant US Services Company, LLC, and Accelerant US Distribution Holdings, LLC since September 2020 and has been an employee of Mission Underwriting Services, LLC since April 2021. From July 2019 to December 2021, he was involved with Accelerant Services (Malta) Limited and from May 2022 to November 2022, worked at Accelerant Re Cayman. Prior to founding our Company, Mr. Radke served as the Head of Strategic Initiatives at Indica Limited and Argo Group from August 2016 to March 2018. Additionally, he has served as a director of Indica Limited since January 2006.

Christopher Lee-Smith, 58, has served as our Global Head of Distribution since July 2025 and as a director and our Co-Founder since October 2021. Mr. Lee-Smith held the role of Group Head of Distribution at our parent entity from 2018 to 2021. Before Accelerant, Mr. Lee-Smith served as the Global Head of Alternative Distribution of Argo Group from 2017 to July 2018.

Nancy Hasley, 72, serves as our Group General Counsel, a role she assumed for the Accelerant group of companies in October 2019, and as a member of the Board of Directors since October 2021. Ms. Hasley will be stepping down from her executive role effective March 31, 2026. Prior to joining our Company, Ms. Hasley was a Partner at Sidley Austin LLP from 2002 to 2018, first in the New York office and subsequently in the London office of the firm where she advised on transactions, including mergers and acquisitions and capital raising, in the insurance and reinsurance industries.

Jay Green, 47, serves as our Chief Financial Officer, a role he assumed for the Accelerant group of companies in November 2022. As previously announced, he will no longer serve in this role, nor as our Company’s principal financial officer and principal accounting officer, effective as of March 31, 2026. Prior to joining the Company, Mr. Green worked as a Managing Director at Goldman Sachs & Co. LLC in structured finance investment banking from June 2020 to October 2022, and from April 2015 to September 2018. Additionally, Mr. Green worked as Managing Director at Guy Carpenter & Company in insurance-linked securities from October 2018 to May 2020.

Frank O’Neill, 53, has served as our Chief Underwriting Officer for the Accelerant group of companies and our Co-Founder since September 2018. Prior to joining our Company, Mr. O’Neill served as the Chief Executive Officer of Swiss RE UK & Ireland from February 2016 to August 2018.

Matthew Sternberg, 39, serves as our Chief Operating Officer, Risk Exchange, a role he assumed for the Accelerant group of companies in April 2023. Prior to joining our Company, Mr. Sternberg worked at Boston Consulting Group from September 2012 to April 2023, where he was a Managing Director and Partner and co-led the firm’s North American insurance practice.

Linda Huber, 67, as previously announced, has been appointed as Chief Financial Officer and designated her as the Company’s principal financial officer and principal accounting officer, effective, in each case, on March 31, 2026. Prior to Accelerant, Ms. Huber worked as a strategic advisor to a leading investment management firm identifying investment opportunities in the financial data and analytics industry. Before that, she served as Executive Vice President, Chief Financial Officer of FactSet Research Systems Inc. (NYSE: FDS) from October 2021 to August 2024. As Chief Financial Officer, she was responsible for FactSet’s global finance organization and oversaw all financial functions, including accounting, corporate development, financial planning and analysis, treasury, tax and investor relations. Prior to joining FactSet, Ms. Huber served as Chief Financial Officer and Treasurer at MSCI Inc. (NYSE: MSCI). Prior to joining MSCI, she served as Executive Vice President and Chief Financial Officer of Moody’s Corporation (NYSE: MCO) from May 2005 to June 2018. Earlier in her career, Ms. Huber served in several increasingly senior roles in financial services, including Executive Vice President and Chief Financial Officer at U.S. Trust Company, a subsidiary of Charles Schwab & Company, Inc.; Managing Director at Freeman & Co.; Vice President of Corporate Strategy and Development and Vice President and Assistant Treasurer at PepsiCo.; Vice President of Energy Investment Banking Group at Bankers Trust Co.; and Associate in the Natural Resources Group at The First Boston Corp. Ms. Huber also held the rank of Captain in the U.S. Army. Ms. Huber earned an MBA from the Stanford Graduate School of Business and a B.S. degree in business and economics from Lehigh University. Ms. Huber served on the Board of Directors of the Bank of Montreal (NYSE: BMO) from April 2017 to August 2024 where she served on the Audit and Conduct Review Committee and the Risk Review Committee.

Cliff Jenks, 47, as previously announced, has been appointed as General Counsel effective March 31, 2026. Prior to joining Accelerant in February 2026, he served in a variety of roles for over 14 years at Reinsurance Group of America, Incorporated (NYSE: RGA), most recently as Senior Vice President, Corporate and Securities Counsel and Corporate Secretary. Earlier in his career he worked for another public company as Associate General Counsel and at two law firms.

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the Securities Act of 1933, we have elected to comply with the reduced compensation disclosure requirements available to such companies. The compensation provided to our named executive officers for the fiscal year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table and accompanying footnotes and narratives that follow. Under Item 402 of Regulation S-K, our “named executive officers” or “NEOs” are (i) our principal executive officer or the individual acting in a similar capacity during the year ended December 31, 2025, regardless of compensation level, (ii) our two most highly compensated executive officers other than persons described in the preceding clause (i) who were serving as our executive officers at December 31, 2025, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding clause (ii) but for the fact that the individual was not serving as our executive officer at December 31, 2025.

Our named executive officers for the fiscal year ended December 31, 2025 were:

●	Jeff Radke, Chief Executive Officer;

●	Jay Green, Chief Financial Officer (Mr. Green will step down from this role on March 31, 2026); and

●	Christopher Lee-Smith, Head of Distribution.

To date, the compensation of our named executive officers has consisted of a combination of base salary, cash incentive compensation and long-term incentive compensation, as more fully described below. Our named executive officers, like all full-time employees, are eligible to participate in our health and welfare benefit plans.

2025 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed during the years ended December 31, 2025 and, to the extent required by SEC disclosure rules, December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeff Radke	2025	1,146,323	1,719,485	—	77,989,022	528,307	81,383,137
Chief Executive Officer	2024	1,102,534	2,000,000	—	—	—	3,102,534
Jay Green(6)	2025	531,700	528,000	30,551,871	—	570	31,612,141
Chief Financial Officer
Christopher Lee-Smith(7)	2025	965,812	1,043,549	—	25,868,327	50,543	27,928,231
Head of Distribution	2024	632,231	762,806	—	—	360	1,395,397

(1)	Amounts represent annual base salary earned during 2025. In the case of Mr. Radke his base salary is delivered in the form of cash payments and distributions on his Series A Preferred Units in Accelerant Risk Exchange, LLC, as described further below. In the case of Mr. Lee-Smith, this amount includes a $141,651 commission paid for identifying new M&A opportunities for the Company.

(2)	Amounts in this column represent annual cash incentives paid based on a qualitative assessment of performance against the 2025 corporate plan. These bonuses were paid in 2026 based on 2025 performance.

(3)	Amounts reported in this column for 2025 represent the grant date fair value of RSU awards granted to Mr. Green in connection with our IPO, as determined in accordance with FASB ASC Topic 718, based on our initial public offering price for our shares. For Mr. Green, the amount also includes $19,247,676 representing the incremental fair value, calculated in accordance with FASB ASC Topic 718, with respect to the modification of the vesting schedule applicable to Mr. Green’s outstanding RSUs, as further described in the “Equity Awards” section below.

(4)	Amounts reported in this column for 2025 represent the grant date fair value of share options granted to Messrs. Radke and Lee-Smith in connection with our IPO, as determined in accordance with FASB ASC Topic 718. See Note 21 to the 2025 Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(5)	The amount in this column represents a housing allowance of $460,500 and legal fees of $67,807 incurred in connection with the 2025 amendment and restatement of his employment agreement with respect to Mr. Radke, life insurance premiums for Mr. Green, and, in the case of Mr. Lee-Smith, a housing allowance of $50,543.

(6)	Mr. Green was not a named executive officer in 2024 and, as noted above, will cease to serve in this role as of March 31, 2026.

(7)	The housing allowance for Mr. Lee-Smith was paid in Euros throughout the year, and has been converted to U.S. Dollars using a 12-month average rate of exchange. All other compensation amounts for Mr. Lee-Smith were paid in British pounds and have been converted to U.S. Dollars. The amount reported in the Salary column has been converted using a 12-month average rate of exchange. The amount in the “Bonus” column for 2025 has been converted using the closing spot rate of exchange on March 25, 2026.

Narrative to the 2025 Summary Compensation Table

Base Salaries

Each named executive officer’s base salary is intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. It is intended that the relative levels of base salary for our named executive officers will reflect each executive officer’s scope of responsibility and accountability with us. As of December 31, 2025, the base salaries for Messrs. Radke, Green and Lee-Smith were $1,146,323, $528,000, and £777,434 (or $1,025,360), respectively, increased from 2024 base salaries of $1,102,534, $520,000, and £497,820 (or $634,418), respectively. The amounts reported for Mr. Lee-Smith have been converted using a 12-month average rate of exchange.

Annual Cash Bonus

Our named executive officers are eligible to receive annual incentive compensation based on a qualitative assessment of corporate performance. Each named executive officer has a target annual incentive opportunity. For 2025, the target annual incentive opportunities for our named executive officers were $1,719,485 for Mr. Radke, $528,000 for Mr. Green, and £777,434 (or $1,025,360, based on a 12-month average rate of exchange) for Mr. Lee-Smith. The amounts of any annual incentives earned are determined after the end of the year, based on a qualitative assessment of performance against the corporate plan. For 2025, the annual bonus program did not include pre-established performance goals and was instead based on a qualitative assessment of the Company’s performance. For 2025, our Compensation Committee approved payouts under our annual cash bonus program representing 100% of each of Messrs. Radke’s, Green’s, and Lee-Smith’s 2025 target annual incentive opportunity. Please see the “Bonus” column in the 2025 Summary Compensation Table for the amount of annual bonuses earned by each named executive officer in respect of 2025.

Equity Awards

We believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests with the interests of our stakeholders. Historically, we implemented this management investment philosophy with a “profits-interest program,” a common practice in portfolio companies of private equity firms. Profits interests allow participants to share in increases in the equity value of the Company above a pre-defined “participation threshold” based on the value assigned to a limited partnership interest (“LP Interests”) in Accelerant Holdings LP, the parent entity of the Company at the time of the profits interest grant. The profits interests only shared in equity appreciation above the participation threshold. This placed the profits interests in a secondary position to the LP Interests in that in any event in which the equity is valued and distributed, holders of the profits interests receive a distribution only if an amount at least equal to the participation threshold has first been allocated to the LP Interests. The LP Interests and profits interests share equally in valuation amounts, if any, above the participation threshold.

Immediately prior to the consummation of our IPO, following the re-designation of existing common shares following the Accelerant Holdings LP Distribution, holders of the profits interests received Class A common shares of the Company, with the number of shares received intended to preserve the economic value of the profits interests prior to the consummation of the offering. Any Class A common shares issued in exchange for unvested profits interests were issued as restricted Class A common shares, subject to the same vesting conditions as the exchanged profits interests. During 2025, none of our named executive officers received additional grants of profits interests and, prior to the consummation of the IPO, all of their outstanding profits interests had fully vested.

In connection with our IPO, the Company granted RSUs and/or share options to our employees, including the named executive officers, to align the interests of recipients with those of our shareholders. Share options have value to an award recipient only if our share price appreciates. RSUs are included as a component in our program to foster balance with the performance-based nature of share options and, therefore, help support our ability to attract and retain executive talent, while still delivering at-risk compensation tied to our share price performance. In connection with our IPO, Messrs. Radke and Lee-Smith received share options with respect to 8,279,552 and 2,746,261 Class A common shares, respectively, and Mr. Green received RSUs with respect to 1,454,851 Class A common shares. The Class A common shares subject to the IPO equity awards were scheduled to vest 25% on the one-year anniversary of the grant date and in 6.25% quarterly installments through the four-year anniversary of the grant date.

On August 21, 2025, in recognition of Mr. Green’s performance with the Company, the Company entered into an amended RSU agreement with Mr. Green, modifying the vesting schedule of his IPO RSU award. Under the modified vesting schedule, 37% of the RSUs subject to Mr. Green’s RSU award vested on August 21, 2025, with the remaining RSUs subject to the award scheduled to vest as follows: (i) 5% on the date on which the Audit Committee of the Board of Directors holds its first meeting in 2026; (ii) 25% on August 1, 2026; and (iii) in 2.75% installments on each November 1st, February 1st, May 1st, and August 1st, commencing November 1, 2026 and with the final installment vesting on August 1, 2029, subject to Mr. Green’s continued service through each applicable vesting date.

Agreements with Our Named Executive Officers

We have entered into employment agreements with each of our named executive officers and, as to Mr. Green, a separation agreement, as more fully described below.

Jeff Radke

In connection with our IPO, we entered into an amended and restated employment agreement with Mr. Radke that sets forth the terms of his employment with us, including his base compensation and annual bonus target level (the “Restated Radke Employment Agreement”). The terms of the Restated Radke Employment Agreement provide that Mr. Radke will be employed as the Chief Executive Officer of the Company and of Accelerant Risk Exchange, LLC, his primary employer, and will receive combined base compensation of $1,146,323 per year, subject to annual increases based upon review by our Compensation Committee. Such base compensation will be payable in the form of a base salary of $175,000 from the Company and, in consideration of his performance of services with respect to Accelerant Risk Exchange, LLC, a base salary of $175,000 from Accelerant Risk Exchange, LLC and dividends of $796,323 on 5 Series A Preferred Units of Accelerant Risk Exchange, LLC (the “Series A Preferred Units”), which were granted to Mr. Radke in January 2025 in connection with his entering into the Restated Radke Employment Agreement. In addition, pursuant to the Restated Radke Employment Agreement, Mr. Radke is entitled to participate in the Company’s and Accelerant Risk Exchange, LLC’s discretionary annual bonus arrangements with a target annual bonus opportunity of 150% of his combined base compensation. Any such bonus will be paid, to the maximum extent possible, by Accelerant Risk Exchange, LLC in the form of dividends on Mr. Radke’s Series A Preferred Units. Pursuant to the Restated Radke Employment Agreement, Mr. Radke is also entitled to participate in the equity incentive program maintained for senior executive officers of the Company and its subsidiaries, and equity vehicles determined by our Compensation Committee for each year of participation thereunder. Mr. Radke was also entitled to reimbursement of attorneys’ fees arising out of the negotiation of the Restated Radke Employment Agreement.

Under the terms of the Restated Radke Employment Agreement, in the event Mr. Radke is terminated by us without “cause” or he terminates his employment for “good reason,” Mr. Radke would become entitled to receive: (i) an aggregate amount equal to the sum of (A) two times Mr. Radke’s then-current base compensation plus (B) his target annual bonus for the year of termination paid over 12 months; and (ii) up to 18 months of reimbursement for COBRA premiums. If Mr. Radke is terminated due to death or disability, he would be entitled to his pro rata annual bonus for the year of such termination. In connection with Mr. Radke’s entry into the Restated Radke Employment Agreement, Mr. Radke entered into a Restrictive Covenant Agreement which subjects Mr. Radke to certain non-competition, non-solicitation and confidentiality provisions.

Jay Green

Effective as of July 25, 2025, we entered into an amended and restated employment agreement with Mr. Green that sets forth the terms of his employment with the Company, including his base compensation and annual bonus target level (the “Restated Green Employment Agreement”). The terms of the Restated Green Employment Agreement provide that Mr. Green will be employed by the Company in the position of Chief Financial Officer and will receive a base compensation of $528,000 per year, payable in cash, subject to annual increases based upon review by our Compensation Committee. In addition, pursuant to the Restated Green Employment Agreement, Mr. Green is entitled to participate in the Company’s discretionary annual bonus arrangements with a target annual bonus opportunity of at least 100% of his base compensation. Pursuant to the Restated Green Employment Agreement, Mr. Green is also entitled to participate in the equity incentive program maintained for senior executive officers of the Company and its subsidiaries, and equity vehicles determined by our Compensation Committee for each year of participation thereunder. Mr. Green was also entitled to reimbursement of attorneys’ fees arising out of the negotiation of the Restated Green Employment Agreement.

Under the terms of the Restated Green Employment Agreement, in the event Mr. Green is terminated by us without “cause” or he terminates his employment for “good reason,” Mr. Green would become entitled to receive: (i) an aggregate amount equal to the sum of (A) two times Mr. Green’s then-current base compensation plus (B) his target annual bonus for the year of termination, paid in substantially equal installments over a 12-month period; and (ii) up to 18 months of reimbursement for COBRA premiums. If Mr. Green is terminated due to death or disability, he would be entitled to receive his accrued compensation and benefits and a pro rata portion of his annual bonus for the year of termination, payable at the same time bonuses are paid to executive officers of the Company. In connection with Mr. Green’s entry into the Restated Green Employment Agreement, Mr. Green entered into a Restrictive Covenant Agreement which subjects Mr. Green to certain non-competition, non-solicitation and confidentiality provisions.

In connection with Mr. Green’s termination without “cause” under the Restated Green Employment Agreement, Mr. Green entered into a Separation Agreement with the Company, dated as of March 18, 2026, which sets forth the terms of his separation and provides for payments to Mr. Green of termination without “cause” benefits under the Restated Green Agreement, as described above.

Christopher Lee-Smith

In connection with our IPO, we entered into an amended and restated employment agreement with Mr. Lee-Smith that sets forth the terms of his employment with us, including his base compensation and annual bonus target level (the “Restated Lee-Smith Employment Agreement”). The terms of the Restated Lee-Smith Employment Agreement provide that Mr. Lee-Smith will be employed by the Company in the position of Head of Distribution, and will receive a base compensation of £777,434 per year, subject to annual increases based upon review by our Compensation Committee. In addition, pursuant to the Restated Lee-Smith Employment Agreement, Mr. Lee-Smith is entitled to participate in the Company’s discretionary annual bonus arrangements with a target annual bonus opportunity of 100% of his base compensation. Pursuant to the Restated Lee-Smith Employment Agreement, Mr. Lee-Smith is also entitled to participate in the equity incentive program maintained for senior executive officers of the Company and its subsidiaries. Mr. Lee-Smith was also entitled to reimbursement of attorneys’ fees arising out of the negotiation of the Restated Lee-Smith Employment Agreement.

Under the terms of the Restated Lee-Smith Employment Agreement, in the event Mr. Lee-Smith is terminated by us without “cause” or he terminates his employment for “good reason,” Mr. Lee-Smith would become entitled to receive: (i) an aggregate amount equal to the sum of (A) two times Mr. Lee-Smith’s then-current base compensation plus (B) his target annual bonus for the year of termination paid over 12 months; and (ii) up to 18 months of reimbursement for COBRA premiums. If Mr. Lee-Smith is terminated due to death or disability, he would be entitled to his pro rata annual bonus for the year of such termination. In connection with Mr. Lee-Smith’s entry into the Restated Lee-Smith Employment Agreement, Mr. Lee-Smith entered into a Restrictive Covenant Agreement which subjects Mr. Lee-Smith to certain non-competition, non-solicitation and confidentiality provisions.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025 with respect to us. Excluded from this table are the 5 Series A Preferred Units with respect to Accelerant Risk Exchange, LLC pursuant to which Mr. Radke receives dividend payments equivalent to his base salary and annual bonus, with such amounts reflected in the Salary and Bonus columns of the 2025 Summary Compensation Table.

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Jeff Radke	7/23/2025	—	8,279,552	21.00	7/23/2035	—	—
Jay Green	7/25/2025	—	—	—	—	916,556	14,985,691
Christopher Lee-Smith	7/23/2025	—	2,746,261	21.00	7/23/2035	—	—

(1)	The Class A common shares subject to the share option awards reported in this column are scheduled to vest 25% on the one-year anniversary of the grant date and in 6.25% quarterly installments through the four-year anniversary of the grant date, subject to the named executive officer’s continued service through the applicable vesting date.

(2)	The RSUs subject to the RSU award reported in this column are scheduled to vest as follows: (i) 5% on the date on which the Audit Committee of the Board of Directors holds its first meeting in 2026; (ii) 25% on August 1, 2026; and (iii) in 2.75% installments on each November 1st, February 1st, May 1st, and August 1st, commencing November 1, 2026 and with the final installment vesting on August 1, 2029, subject to Mr. Green’s continued service through each applicable vesting date.

(3)	Calculated based on the closing share price of $16.35 as of December 31, 2025.

Termination and Change in Control Treatment Under Equity Awards

Under the terms of the IPO equity awards, in the event of the award recipient’s termination by us without cause or the award recipient’s death or disability, the award recipient will receive 12 months of vesting credit and, in the case of share options, the vested portion of the option will remain exercisable for six-months post termination. In addition, under the IPO equity awards, in the event of a change in control, the award will vest in full upon such change in control.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. We anticipate that when making regular annual equity grants, the Compensation Committee’s practice will be to approve them at the time of our regularly scheduled Compensation Committee meeting in the first quarter of each year. Because our committee meetings are determined in the prior fiscal year or earlier, the proximity of any awards to other significant corporate events is coincidental. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. We do not schedule our equity grants in anticipation of the release of material non-public information (“MNPI”) nor do we time the release of MNPI based on equity grant dates.

During 2025, the only share option awards granted to our named executive officers were made in connection with our IPO and no share option awards were granted to any of our named executive officers during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the Securities and Exchange Commission.

Retirement Plan

Our U.S. employees are eligible to participate in a 401(k) plan, which allows eligible employees an opportunity to save for retirement. Participants may defer up to 99% of cash compensation up to the maximum amount allowed under the Internal Revenue Code. Under the terms of the 401(k) plan, we match 100% of each participant’s contributions up to the first 5% of his or her eligible compensation. None of our named executive officers participated in the 401(k) plan in 2025.

Shares Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2025 with respect to our Class A common shares that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (#)
Equity compensation plans approved by security holders(1)	44,245,307	(2)	$21.43	(3)	8,731,284	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	44,245,307		$21.43		$8,731,284

(1)	Includes the Accelerant Share Incentive Plan and Accelerant Holdings 2025 Employee Stock Purchase Plan (the “ESPP”).

(2)	Includes 41,778,521 shares issuable pursuant to outstanding share options and 2,466,786 shares issuable pursuant to outstanding RSUs under our Accelerant Share Incentive Plan.

(3)	Excludes RSUs which have no exercise price.

(4)	Includes 7,731,284 shares available for issuance under our Accelerant Share Incentive Plan and 1,000,000 shares available for issuance under our ESPP. Our Accelerant Share Incentive Plan provides that the number of common shares reserved for issuance under the plan will increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2026, and continuing until (and including) the calendar year ending December 31, 2035, with such annual increase equal to the lesser of (i) 3% of the number of shares issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by our Board of Directors. Our ESPP provides that the number of common shares available for future issuance under the plan will automatically increase on the first trading day in January of each calendar year, commencing in 2026 and continuing until (and including) 2035, by an amount equal to the lesser of (i) 1% of the number of our common shares issued and outstanding on December 31 of the immediately preceding calendar year, (ii) 1,000,000 common shares, or (iii) such lesser amount as is determined by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 16, 2026 (the “Beneficial Ownership Date”), the beneficial ownership of our Class A common shares and our Class B common shares by:

●	each person or entity who is known by us to beneficially own more than 5% of our outstanding Class A common shares or our Class B common shares (including any securities convertible or exchangeable within 60 days into Class A common shares or our Class B common shares, as applicable);

●	each of our directors and named executive officers; and

●	all of our directors and officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our common shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned as of the Beneficial Ownership Date, subject to community property laws where applicable. We have deemed our common shares subject to options and warrants that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and RSUs that would vest based on time and service conditions within 60 days of the Beneficial Ownership Date to be beneficially owned by the person holding the option, warrant, or RSUs for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based our calculation of the percentage of beneficial ownership on 116,757,858 Class A common shares and 105,402,146 Class B common shares outstanding on the Beneficial Ownership Date. Percentage ownership of voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Each holder of our Class A common shares is entitled to one vote per share and each holder of our Class B common shares is entitled to ten votes per share on all matters submitted to a vote of the shareholders. The holders of our voting shares, consisting of our Class A common shares and our Class B common shares, generally vote together as a single class on all matters submitted to a vote of our shareholders, unless otherwise required by Cayman law or our Memorandum & Articles of Association. Each outstanding Class B common share is convertible at any time at the option of the holder into one Class A common share.

	Shares Beneficially Owned
	Class A Common Shares		Class B Common Shares(1)		Percentage of
Name of Beneficial Owner	Number of Shares(#)	Percentage	Number of Shares (#)	Percentage	Total Voting Power
5% Shareholders:
ACP Insurance Management, LLC(2)	—	—	90,916,741	86.3%	77.7%
ACP Accelerant Holdings, L.P.(2)	—	—	85,976,902	81.6%	73.4%
Eldridge Accelerant Funding, LLC(3)	—	—	5,866,255	5.6%	5.0%
Named Executive Officers and Directors:
Jeff Radke(4)	28,545,371	24.4%	—	—	2.4%
Jay Green(5)	852,641	*	—	—	*
Christopher Lee-Smith(6)	17,655,379	15.1%	—	—	1.5%
Nancy Hasley(7)	1,901,796	1.6%	—	—	*
Kunal Arora	—	—	—	—	—
Samuel Gaynor	7,500	*	—	—	*
Paul Little(8)	145,102	*	—	—	*
Karen Meriwether	9,752	*	—	—	*
Keoni Schwartz(2)	—	—	90,916,741	86.3%	77.7%
All directors and executive officers as a group (11 persons)	57,012,504	48.8%	90,916,741	86.3%	82.5%

*	Represents beneficial ownership of less than 1.0%

(1)	Each Class B common share is convertible at the option of the holder into one Class A common share. For purposes of this table, Class B common shares are reported as such and are not treated as Class A common shares unless converted.

(2)	Based on information in a Schedule 13G filed by ACP Accelerant Holdings, L.P. on November 14, 2025, the Class B common shares reported herein include (i) 82,674,639 Class B common shares held directly by ACP Accelerant Holdings, L.P., (ii) 4,939,839 Class B common shares held directly by ACP Accelerant Co-Invest, LLC, and (iii) 3,302,263 Class B common shares held directly by ACP Accelerant Investment Holding Company II, Ltd. ACP Accelerant Holdings, L.P. is the sole owner of ACP Accelerant Investment Holding Company II, Ltd. Each of (1) ACP Insurance Management, LLC, as the general partner of ACP Accelerant Holdings, L.P. and the managing member of ACP Accelerant Co-Invest, LLC, and (2) Keoni Schwartz, as the sole owner and managing member of ACP Insurance Management, LLC, may be deemed to have voting and dispositive power over these shares but disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein, if any. The business address of each of ACP Accelerant Holdings, L.P., ACP Insurance Management, LLC, ACP Accelerant Co-Invest, LLC, ACP Accelerant Investment Holding Company II, Ltd. and Keoni Schwartz is 400 Hamilton Avenue, Suite 230, Palo Alto, CA 94301.

(3)	Based on information provided to the Company by Eldridge Accelerant Industries, LLC. The shares reported herein are held by Eldridge Accelerant Industries, LLC. Eldridge Industries, LLC serves as the investment manager to the fund and may be deemed to share voting and dispositive power with respect to such shares. The business address of Eldridge Accelerant Funding, LLC is 65 East 55th Street, Floor 29, New York, NY 10022.

(4)	Includes (i) 28,261,839 Class A common shares held by an entity over which Mr. Radke is the manager of the sole member, and (ii) 249,951 Class A common shares held by a trust for the benefit of Mr. Radke’s spouse, for which his spouse serves as trustee. Of the shares described in clause (i), 24,285,715 are pledged as security to a financial institution.

(5)	Includes 514,983 Class A common shares underlying restricted stock units that vest within 60 days of March 16, 2026.

(6)	Includes 17,640,679 Class A common shares pledged as security to a financial institution.

(7)	Includes (i) 1,388,512 Class A common shares held directly by Ms. Hasley, (ii) 512,784 Class A common shares held by an irrevocable trust over which Ms. Hasley exercises investment discretion, and (iii) 500 Class A common shares held by Ms. Hasley’s spouse. Ms. Hasley disclaims beneficial ownership of the shares held by the trust except to the extent of her pecuniary interest therein.

(8)	Includes 145,102 Class A common shares underlying stock options exercisable within 60 days of March 16, 2026.

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and “beneficial owners” of more than 10% of our common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal year 2025 and the period thereafter through the date of this proxy statement, all Section 16(a) filing requirements were reported on a timely basis except for a Form 4 for Christopher Lee-Smith reporting an open market purchase of common stock, which was due on November 21, 2025, and was filed on December 17, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

A related person transaction is any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and a member of our Board, an executive officer, or a holder of more than 5.0% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. The Company has adopted a Related Person Transaction Policy to ensure that any such transaction is reviewed in accordance with SEC requirements.

Under the policy, any such transaction must be reported to and reviewed by the Audit Committee, which will approve or ratify only those deemed in the best interests of the Company and its shareholders. The Audit Committee considers all relevant factors, including commercial reasonableness, potential conflicts of interest, and impact on director independence. Directors with an interest in a transaction may not participate in its review. Certain categories of transactions, such as ordinary-course business dealings, pro rata shareholder benefits, certain charitable contributions, and compensation arrangements approved under Item 402 of Regulation S-K, are expressly excluded from review. The policy requires annual review of ongoing related person transactions and provides that all such transactions will be disclosed in compliance with applicable SEC rules. The Board may amend the policy at any time by majority approval.

The following is a summary of each related person transaction since January 1, 2025, and each currently proposed related person transaction. This does not include compensation arrangements, which are described above under the sections entitled “Executive Compensation” and “Director Compensation.”

Hadron

Hadron Specialty Insurance Company (“Hadron US”) is a U.S. based and Arkansas-domiciled E&S carrier. Hadron UK Holdings Limited (“Hadron UK” and, together with Hadron US, “Hadron”) is a private company limited by shares and formed under the laws of England and Wales. Sponsored by Altamont Capital, Hadron is a fronting organization focused on connecting specialty underwriting and distribution with reinsurance capacity. We are Hadron’s first strategic partner. In connection with the establishment of Hadron in 2023, we advanced funds to Hadron of $577,000, which amount settled, by way of reimbursement, in the fourth quarter of 2023. Keoni Schwartz and Sam Gaynor, both members of our Board of Directors, serve on the board of directors of Hadron Holdings GP. For the year ended December 31, 2025, Hadron insured $677.2 million of Accelerant Risk Exchange premium.

Augment

Augment Risk Services, LLC (“Augment”), a Delaware limited liability company, is a Florida reinsurance intermediary broker sponsored by Altamont Capital, with a focus on designing and placing tailored risk capital and reinsurance solutions. The Company engages Augment to broker certain of its reinsurance coverage with third-party reinsurers on the Accelerant Risk Exchange. Augment received $4.1 million in brokerage commission from those third-party reinsurers for coverage placed during the year ended December 31, 2025. Accelerant expects to continue to utilize Augment to broker subsequent third-party reinsurance placements in the future.

Accelerant Holdings LP

In connection with our IPO, we completed a reorganization pursuant to which Accelerant Holdings LP, a Cayman Islands exempted limited partnership and our former controlling shareholder and parent entity, distributed its interests in the Company to its limited partners in proportion to their ownership interests. As a result of this distribution, the limited partnership interests in Accelerant Holdings LP were effectively redesignated into 75,988,500 Class A common shares and 90,196,595 Class B common shares (as applicable).

At the time of our IPO, we recognized non-cash profits interest distribution expenses related to the settlement of all outstanding profits interest awards and other liabilities of Accelerant Holdings LP through the distribution of 65,270,453 of our Class A common shares held by Accelerant Holdings LP. Following the consummation of the IPO and related profits interests distribution, our board of directors deemed all residual receivable and payable balances between Accelerant Holdings LP and us to be settled as a precursor to the dissolution of Accelerant Holdings LP. As of December 31, 2024, we had a net accounts receivable balance with Accelerant Holdings LP of $6.7 million.

Effective March 10, 2026 and in compliance with the law of the Cayman Islands, we voluntarily dissolved Accelerant Holdings LP. As a condition precedent to effecting such dissolution and liquidation, the assets of Accelerant Holdings LP were transferred to affiliated entities, and the liabilities of Accelerant Holdings LP were discharged.

Tribute Specialty

In February 2023, Mission Underwriting Holdings (“Mission US”) agreed to invest up to $1.5 million as part of seed capital funding in Tribute Specialty Holdings, LLC, a Delaware limited liability company (“Tribute”). Under the terms of the transaction, Mission US owns 100% of the Class A Units of Tribute, which represents approximately 36% of the voting power; Protecdiv Tribute Holdings, LLC (“Protecdiv”) owns 100% of the Class B Units of Tribute, which represents approximately 45% of the voting power; and Tribute management will own 100% of the Class M Units of Tribute, which represents approximately 17% of the voting power. In early 2025, the Tribute board determined the likelihood of the venture achieving meaningful revenue was remote, and thus determined to wind down operations in the foreseeable future. On or about April 11, 2025, Mission US sold its interests in Tribute to Protecdiv for nominal consideration.

One of our directors, Paul Little, is a director and officer of Protecdiv’s ultimate parent company, Protecdiv, Inc., where he is employed as Protecdiv, Inc.’s Chief Operating Officer and owns 5% of the equity of Protecdiv, Inc. Mr. Little serves as Secretary of Tribute and is a manager on the Board of Managers of Tribute.

Altai Ventures

Altai Ventures is a specialist venture capital firm with a focus on backing and incubating early-stage startups in financial services. Accelerant Holdings LP entered into subscription agreements dated September 29, 2021 and December 17, 2021 respectively, with a total commitment amount equal to $10 million (the “Subscription Agreements”), under which Accelerant Holdings LP subscribed for interests in each of Altai Ventures Special Opportunities Fund I, LP (“Altai SOF”) and Altai Ventures Fund II, LP (“Fund II”), as a consequence of which Accelerant Holdings LP holds a limited partner interest in each of Altai SOF (the “Altai SOF Interest”) and Fund II (the “Fund II Interest”; and together with the Altai SOF Interest, the “Interests”). Accelerant Holdings LP entered into an Agreement of Limited Partnership of Altai SOF, dated September 29, 2021 (as such agreement may be amended, restated, modified or waived from time to time pursuant to its terms, the “Altai SOF Partnership Agreement”); and an Agreement of Limited Partnership of Fund II, dated December 17, 2021 (as such agreement may be amended, restated, modified or waived from time to time pursuant to its terms, the “Fund II Partnership Agreement” and together with the Altai SOF Partnership Agreement, the “Partnership Agreements”), and a Side Letter Agreement dated September 29, 2021 as amended on May 20, 2022 (as such agreement may be amended, restated, modified or waived from time to time pursuant to its terms the “Side Letter Agreement”), such Side Letter Agreement providing for, among other things, staggered payments of the commitment amount with respect to the Altai SOF Interest. Accelerant Holdings LP transferred and assigned to Accelerant Holdings all of Accelerant Holdings LP’s rights and obligations with respect to the Interests as set out in the Partnership Agreements, the Subscription Agreements, and the Side Letter Agreement (collectively, the “Transferred Interests”) with effect from June 20, 2022. Accelerant Holdings transferred and assigned to Accelerant Investments (Cayman) Ltd. (“AICL”) all of Accelerant Holdings rights and obligations with respect to the Transferred Interests with effect from March 24, 2025.

AICL entered into subscription agreements dated February 21, 2025 and February 26, 2025, respectively with a total commitment amount of $7 million under which AICL subscribed for interests in each of Altai Ventures Fund III, LP (“Fund III”) and Altai Ventures Special Opportunities Fund II, LP (“SOF II”), as a consequence of which AICL holds a limited partnership interest in each of Fund III and SOF II. AICL entered into an Agreement of Limited Partnership of Fund III, dated August 1, 2025 and an Agreement of Limited Partnership of SOF II, dated August 1, 2025.

Altamont Capital

During the year ended December 31, 2025, the Company incurred expenses with Altamont Capital for legal, advisory and out of pocket expenses of $0.8 million. The Company incurred such expenses with Altamont Capital for providing financial, managerial, and operational advice to the Company in connection with our day-to-day operations, including, but not limited to, the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and our subsidiaries. Additionally, Altamont Capital advised on the negotiation and consummation of agreements necessary to provide the Company with financing which supported acquisition transactions involving the Company and our subsidiaries. A Management Services Agreement between Accelerant Holdings LP and Altamont Capital Management, LLC, dated February 19, 2019 (the “MSA”) sets out terms on which, among other things, the Company has compensated Altamont Capital Management, LLC for its services. During 2025, the Company paid a termination fee of $25 million upon the successful consummation of our initial public offering, at which point the MSA terminated.

Flywheel Re

Flywheel Re, an unconsolidated sidecar vehicle, was formed in 2022. In August 2022, entities affiliated with Barings LLC, along with other third-party investors, purchased an initial amount of preference shares from Flywheel Re and committed to purchase additional amounts of preference shares subject to certain conditions. The entities affiliated with Barings LLC purchased approximately 12,810,990 preference shares for a purchase price of $12.8 million in August 2022. The reinsurance treaty we entered into with Flywheel Re at its inception was for an initial three-year term, expiring in June 2025.

In June 2025, upsized capital was raised from institutional investors, including entities affiliated with Barings LLC, to support business assumed by Flywheel Re during a multi-year risk period scheduled to end in March 2028. In connection with the June 2025 capital raise, the entities affiliated with Barings LLC committed to contribute up to $105 million in capital to support Flywheel Re over a three-year period. The Flywheel Re reinsurance treaty has been extended and upsized through additional capital from new and existing institutional investors, with the most recent upsizing in March 2026, which we expect to support business assumed by Flywheel Re over a multi-year risk period scheduled to end in 2028.

The Company supported the formation of Flywheel Re and the subsequent capital raises through activities limited to engaging lead counsel and investment bankers and marketing the vehicle to prospective investors. In connection with each capital raise, the Company entered into quota share agreements, under which it cedes certain insured risks to Flywheel Re. The terms of the quota share agreements are consistent with our third-party coverage.

2WJ, LLC

In connection with our acquisition of a majority position of one of our Members, 2WJ, LLC (“ARU”) in May 2021, one of our subsidiaries entered into an amended and restated limited liability company agreement (the “Agreement”) with ARU and the minority unitholder, There’s A Way, LLC (“TAW”), under which we granted TAW an option, exercisable upon the later to occur of (i) May 2025 (four years following the date of the Agreement) and (ii) a change of control of Accelerant Holdings LP, to sell the remaining interests of ARU to us. Upon the closing of our IPO in July 2025, TAW exercised its option. The value of the option was equal to ARU’s trailing twelve-month EBITDA (as defined by GAAP) multiplied by 15. As consideration for our purchase of the remaining interests of ARU, we issued 1,833,481 Class A common shares in satisfaction of this obligation on or about August 26, 2025.

IPO Directed Share Program

In connection with our IPO in July 2025, the underwriters reserved up to 1,723,057 Class A common shares, or 5.0% of the total Class A common shares offered in the IPO, for sale at the initial public offering price (the “IPO Price”) of $21.00 per share through a directed share program (the “DSP”) to our directors, officers, employees, business associates and related persons. Two immediate family members of Matt Sternberg, Chief Operating Officer, Risk Exchange, participated in the DSP and purchased 5,000 ($105,000) and 3,000 ($63,000) common shares, respectively, at the IPO Price.

Registration Rights Agreement

In connection with our IPO in July 2025, we entered into a registration rights agreement with holders of our common shares, including Altamont Capital. The registration rights agreement provides the holders with demand registration rights, including shelf registration rights, in respect of any of our Class A common shares beneficially owned by them, subject to certain conditions. In addition, in the event that we register additional Class A common shares for sale to the public, we are required to give notice of such registration to each such member of the party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include Class A common shares beneficially owned by them in such registration. We are required to bear the registration expenses, other than underwriting-discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The registration rights agreement contains certain restrictions on the transfer of our Class A common shares including (i) transfers to any person, or affiliate of such person, engaged in a competitive business without the prior consent of our Board of Directors and (ii) transfers to one of our affiliates or to any person who would become our affiliate as a result of such transfer, unless the transferee agrees in writing to be bound by the terms of the registration rights agreement or we otherwise consent. The agreement includes customary indemnification provisions in favor of each shareholder and any person who is or might be deemed a control person, (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Cayman law and our Memorandum & Articles of Association against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC to continue as our independent registered public accounting firm for the year ending December 31, 2026; provided, however, that our Audit Committee seeks the ratification of the appointment by our shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether to retain PwC but may decide to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of us and our shareholders.

Retention and Review of Independent Registered Public Accounting Firm

The Audit Committee evaluates, at least annually, PwC’s qualifications, performance and independence. PwC has been our independent audit firm since 2021.

At this time, the Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

Audit Partner Rotation

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to Accelerant. For lead and concurring audit partners on public companies, the limit is five years. The Audit Committee is involved in the selection of the lead audit partner. The selection process includes meetings with the candidate and members of the Audit Committee, including the chair, as well as consideration of the candidate by the full Audit Committee with input from management. PwC’s current lead audit partner assumed the role in connection with the audit of our 2022 consolidated financial statements included within our Form S-1 registration statement.

Auditor Independence

The Audit Committee assesses PwC’s independence throughout the year. This ongoing assessment includes:

●	Reviewing with PwC its practices for maintaining independence and ensuring the rotation of the lead and concurring audit partners

●	Reviewing and pre-approving all engagements with PwC for non-audit services to ensure that such services are compatible with maintaining the firm’s independence

●	Regularly reviewing the hiring of PwC partners and other professionals to help ensure that PwC observes the applicable independence rules regarding such hiring practices

Auditor Attendance at the Annual Meeting

Representatives of PwC are expected to participate in the 2026 Annual General Meeting of Shareholders. They will be given an opportunity to make a statement and are expected to be available to respond to appropriate questions from shareholders.

Fees Paid to the Independent Registered Public Accounting Firm

(in millions)	2025	2024
Audit fees	$5.3	$5.0
Audit-related fees	5.5	4.7
Tax fees	0.4	1.0
All other fees	—	0.1
Total fees	$11.2	$10.8

Audit fees are fees for the audit of our consolidated financial statements as well as subsidiary and statutory audits directly related to the performance of the consolidated audit. Out-of-pocket expenses were $0.3 million in 2025 and $0.2 million in 2024.

Audit-related fees include assurance and related services that are traditionally performed by independent registered public accounting firms, including: initial public offering procedures, reviews of registration statements, audit and pre- and post-implementation reviews of systems, processes and controls; regulatory and compliance attestations; statutory audits not directly related to the performance of the consolidated audit and financial accounting and reporting consultations.

Tax fees are fees for tax return preparation, transaction-based tax reviews, review of tax accounting matters and other tax planning and consultations

All other fees include fees related to information resources and other compliance reviews.

Review of Non-Audit Services

The Audit Committee reviews and pre-approves all audit and permitted non-audit services by PwC. It also considers proposed fees — and regularly monitors approved non-audit fees — to determine whether the services are compatible with maintaining the firm’s independence. Fees may not exceed the dollar caps without the Audit Committee’s approval. The Audit Committee approved all of PwC’s engagements and associated fees for 2024 and 2025.

Factors Considered in Proposal

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders. In reaching this conclusion, the Audit Committee considered a number of factors, including:

●	PwC’s performance and that of the lead audit and other key engagement partners, including the quality of their audit work and accounting advice

●	PwC’s demonstrated understanding of our global businesses, accounting policies and practices and internal control over financial reporting

●	PwC’s demonstrated commitment to maintaining its independence from management

●	The ongoing evaluation and monitoring of the appropriateness of PwC’s fees for audit and non-audit services

●	The most recent PCAOB inspection report on PwC’s audit practices and quality control efforts

●	The results of the Audit Committee’s ongoing and annual evaluation of PwC’s performance.

Resolution to be voted on

It is resolved, as an ordinary resolution, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2026 be approved and ratified in all respects.

Vote Required

The proposal to ratify the appointment of PwC requires the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present. A properly executed proxy card, or instruction through the Internet, indicating “FOR” will be considered a vote in favor of the proposal to ratify the appointment of PwC. A properly executed proxy card, or instruction via the Internet, indicating “AGAINST” will be considered a vote against the proposal to ratify the appointment of PwC. For purposes of the proposal to ratify the appointment of PwC, abstentions will have no impact, and no broker non-votes are anticipated.

Our Audit Committee and our Board of Directors recommend a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2026, and proxies solicited by our Board of Directors will be voted in favor of such ratification unless a shareholder indicates otherwise on the proxy.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee assists the Board in its oversight of:

●	The integrity of our financial statements

●	Our compliance with legal and regulatory requirements

●	The independent registered public accounting firm’s qualifications and independence

●	The performance of our internal audit function

The Audit Committee’s specific duties and responsibilities are set forth in its charter, which is available on our website (www.accelerant.ai). Management has primary responsibility for our financial statements and for maintaining effective internal control over financial reporting. PwC, the Audit Committee-appointed independent registered public accounting firm for the year ended December 31, 2025, is responsible for expressing opinions on our consolidated financial statements. PwC is also expected to discuss with the Audit Committee any other matters it deems appropriate.

In performing its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC our consolidated audited financial statements as of and for the year ended December 31, 2025, and our internal control over financial reporting as of December 31, 2025. During the year, the Audit Committee also discussed with PwC and our internal auditor the overall scope and plans for their respective audits. The Audit Committee regularly meets with management and with PwC and holds executive sessions, including with PwC, the chief financial officer and chief audit executive, to discuss their reviews, observations of internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has discussed with PwC the matters required by the SEC and PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee and PwC have also discussed PwC's independence from management, including communications from PwC required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, Rule 3524, Audit Committee Pre-Approval of Certain Tax Services, and Rule 3525, Audit Committee Pre-approval of Non-Audit Services Related to Internal Control Over Financial Reporting.

As discussed in Proposal 2, the Audit Committee pre-approves all audit and non-audit services to be provided by PwC, and the related fees for those services. The Audit Committee has concluded that PwC’s provision of non-audit services does not impair PwC’s independence.

PwC has reported to the Audit Committee that our audited financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America. The Audit Committee reviewed management’s evaluation of disclosure controls and procedures and changes in internal controls over financial reporting, which were both included in our Annual Report on Form 10-K for the year ended December 31, 2025. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board — and the Board approved — the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.

The Audit Committee recommended to the Board — and the Board approved — the appointment of PwC as our independent registered public accounting firm for 2026.

MEMBERS OF THE AUDIT COMMITTEE:
Karen Meriwether (Chair)
Paul Little

DIRECTOR NOMINATIONS AND PROPOSALS FOR 2027 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Under SEC regulations, any shareholder desiring to submit a proposal for inclusion in proxy solicitation material for our 2027 Annual General Meeting of Shareholders must cause such proposal to be received at our principal executive offices located at Unit 106, Windward 3, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1108, no later than November 27, 2026, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Shareholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.

If a shareholder wishes to nominate an individual to our Board of Directors at our 2027 Annual General Meeting of Shareholders or submit a shareholder proposal, whether or not the nomination or proposal is intended to be included in the 2027 proxy materials, our Memorandum & Articles of Association currently require that the shareholder give advance written notice to our Secretary at our offices no earlier than 120 days and no later than 90 days prior to the 2027 Annual General Meeting of Shareholders as to any such nomination; provided, however, that in the event less than one hundred thirty (130) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made, and as to shareholder proposals not involving director nominations, notice must be received no earlier than January 12, 2027 and no later than February 11, 2027. Shareholders are advised to review our Memorandum & Articles of Association, which contain other requirements with respect to advance notice of shareholder proposals and director nominations. In addition, to comply with the universal proxy rules, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act. Such notice must be received by the Company no later than March 13, 2027, which is sixty (60) calendar days prior to the anniversary of the date of the 2026 Annual General Meeting of Shareholders, provided that if the date of the 2027 Annual General Meeting changes by more than thirty (30) days from the anniversary of the 2026 meeting, the notice of shareholder proposals (other than nomination of individuals for appointment to the Board of Directors) must instead be received by a reasonable date to be set and publicized by the Board of Directors (the "Deadline Date") provided that the public announcement of such Deadline Date must be made at least 10 days prior to the Deadline Date.

OTHER MATTERS

Distribution of Materials; Other Business

On or about March 27, 2026, we will send a proxy card together with this proxy statement to all shareholders of record at the close of business on March 13, 2026. The only business to come before the Annual General Meeting of Shareholders which management is aware of is set forth in this proxy statement. If any other business does properly come before the Annual General Meeting of Shareholders or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, shareholders are urged to sign, date and return the accompanying proxy card in the accompanying return envelope or through the Internet at www.AALvote.com/ARX.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Company shareholders will be “householding” our proxy materials and annual reports as well.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other shareholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your shares through a broker, or notify us directly if you are a shareholder of record by contacting us at:

Accelerant Holdings

Unit 106, Windward 3, Regatta Office Park

West Bay Road, Grand Cayman KY1-1108

(345) 743-4611

We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

ACCELERANT HOLDINGS

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet.

Vote Your Proxy on the Internet:
Go to www.AAlvote.com/ARX
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Vote Your Proxy
IN PERSON or VIRTUALLY:

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

As a shareholder of Accelerant Holdings, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet must be received by 11:59 P.M., ET, on May 11 2026.

CONTROL NUMBER

▼ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▼

ACCELERANT HOLDINGS

The undersigned shareholder(s) hereby appoints Linda S. Huber and Clifford R. Jenks and either of them, as proxies to appoint their substitute, and hereby authorize(s) them to represent and to vote, as undersigned on the reverse side of this proxy, all of the shares of the common stock of Accelerant Holdings that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M., British Summer Time, on May 12, 2026 conducted in a hybrid format, with a physical location at London Marriott Grosvenor Square, Grosvenor Sq, London W1K 6JP, United Kingdom and a simultaneous virtual webinar accessible be pre-registering at https://web.viewproxy.com/arx/2026 and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT FOR THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Signature____________________

Date____________________

Title____________________

Signature (Joint Owners)____________________

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

CONTROL NUMBER

Address Change:

(If you noted any Address Changes above, please mark box.) ☐

40 ACCELERANT HOLDINGS Mr AB Sample Sample Street Sample Town Sompleshire, XXX XXX As a shaehdder of Acce!eront Holdings. yoo hove the option of voting yolK shores eledronic~ through the Internet. elminoiing the need to retum the proxy co1d. Your electronic vole authorizes the named proxies to vote your shores in the some manner os if you mated, signed. doted, and rah.med the proxy cord. Votes submitted e!edronicolly ov8f the Internet must be received by 11:59 P.M., El, on Moy 11 2026. PROXY VOTING INSTRUCTIONS Please hove your 11-digil conlrol number ready when voling by lnlernel. Vote Your Proxy on the lntemet: Go to WWW AAlvoht com/AIX Hove 'IOU! l,'.)l'Oaty cord ovOiloble ......nen you access the obove -.vebsile. FolkJw lhe ptOO~U 10 vote '(Ou(She:tes. Vote YoUf Proxy by Moil: Mcrt. Sig,\ Ond dote vcu t:)(OXy CO!d, !hen aetocht1, 0t-::1 re-JuO'I It In the postoge-i:,c.d e,welope provkted. Vole Your Proxy IN PERSON or VIRTUAUY: CONTROL NUMBER _________ .,, ____ ,_LEA_ s_E DETACH ALONG PERfORATtO LINE ANO MAIL IN THE fNV;.a=O.:..PE;;.;.PR"O;;.V;.I;;.D;;;ED;.;. __ .. :,_. ______ _ ACCELERANT HOLDINGS ANNUAL MffTING OF SHAREHOLDfRS MAY 12, 2026, AT 10:00 A.M .. BRITISH SUMMER TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACCELERANI HOLDINGS. The undersigned ShOfeholdef(s.) he<eby oppOiflts Lindo s. Hutlef ond ClllfO(d R. J~s ond either Ol lhem, OS P,Ol(les too;,polnl lheit ~Ulule. and l'\.e(eby ~lhOtiM!(S> Them 10,epresen.1 Or'W'.I 10 vote, Ol U!'ldef'Si"1&d 01\ rhe (evet!e Side 01 !has PfOll.),'. on Ol the ShO(IM Ol lhe coo,monstock.ol Aoceferonr Holdings thOI the shorehOkie,rs) ore entitlea to vole 01 the Annual Mee ling OI Shoteholden IO be helo 01 IOOOA.M., StihShSummet titne, on Moy 12, 2026conducted in o hybrid ro,mot, wtlti o ph'(SICOl locotion 01 LondonMonloll Grosvenor Square, Grosven°' Sq. Londoo WIK 6.JP, United KinQ(lom Ol'l(3 o ~11oneo!.6 llfrluolwebinor occessi.1)(.e be p<fHeghtel1og 01 llru IJwehviewC'!otY ◊OO!Orxl?026 ood 01 onvodjOuo,n-.ents 01 postponem&<\IS thereof. THIS PROXY Will IE VOTED AS Ol tECTEO 01, If NO OIIECTION IS GIVEN, Will If VOTED " FOX" EACH Of THE NOMJNEfS NAMED IN fl'ROl'OSAL l ANO ~fOltt HOPOSAL 2... THE PIOXIES AIE AUTHOIIZEOTO VOTE IN THEil JUOGMENt fOI THE ElECUON Of ANY PERSON 10 ntf 80Al0 Of OllfCTOtS If ANY NOMINEE NAM.ED HElflN BECOMES UNABlfJO SElVf OR fOt GOOD CAUSE Will HOT SERVE., AHO UPON SUCH OTHH IUSINESS NOt KNOWN AS MAY PtOPERLY COME IEFOIE THE ANNUAL MEmHG 01 ANY ADJOURNMENT'S THEIEOF. CONTROL NUM8H Addtess Chooge: Mr AB Sample Sample Street Sample Town Sompleshire, XXX XXX flf you noted any Address Changes above, please mor\: boxJO this p roxy, when p roperly executed, will be voted in the monne, directed herein. tf no such direction is mode, this proxy will be voted in occordonce with the Boord of Directors' recommendations. SignatUJe, __________________ _ Dote ____________________ _ T~•-------------------- Signature (Joint Owners) _____________ _ NOTE: Pleose sign e)(Oclfy os nome(sJ oppeor(sJ hereon. When signing os otromey. executor. odmlnlsrto1orot 01he1 riduOioty. pleose g.ve fa.JI! lilfe os such. JOO'II OW'l"IM shOutd eoch signpersonolly. II o corpO(otion. lltniled IIObllity company ot portnenhip, l)leose signiin lull corpo,01e, lkriled IIOblli.1y Cotnp(J(ly, « por1neohip nome byovthOtaed omce, 0t oenon.

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2.

Please mark your votes like this ☒

1. ELECTIONS OF DIRECTORS:	FOR	AGAINST	ABSTAIN
(1) Karen Meriwether	☐	☐	☐
(2) Simon Wainwright	☐	☐	☐
(3) David Talach	☐	☐	☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

41 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Moy 12, 2026. The Notice and Proxy Statement and Annual Report ore available at: http:/ /web.vlewproxy,com/ ARX/ 2026 .., PLEASE DETACH AlONG PERfORATED LINIE ANO MAIL IN THE ENVElOPE PROVIDED. ., Whe-n p1operly executed, your proxy cord/ voting ln.structlon form wlll be voted In lhe manner you direct. If you do not specify you, choices. your shar&S wlll be voted FOR all the nominees llsted In Proposol 1 and F;OR Proposals 2.. Piease mark your votes like this ~ 1. lo considec and vote upon the election of the three Closs I ditectors named in the Proxy Statement. each to hold office for o three-yea, term expi"ing ot the 2029 Anm.Jol General Meeting of Shore-holders; 1. EUCTIONS Of DIRECTORS: FOR AGAINST ABSTAIN (1) Koren Meriwether a a a (2) SJmon Wainwright D D D (3) David Taloch D D D 2. to consider end vote upon the rotificolioo of the appointment o f Pric8'W'olet'houseCoopers LLP o.s our independent registered public accounting flrm for lhe yeor ending December 31. 2026;ond FOR O AGAINST O ABSTAIN 0